UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 29, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-32593

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Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma                                                                                                     73-1599600

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

115 West 7th Street, Suite 1400, Fort Worth, Texas 76102

(Address of principal executive offices)

  (877) 329-8388

(Issuer's telephone number, including area code)

Item 5.02    Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

    On August 29, 2005, Wentorth Energy, Inc. ("Wentworth" or the "Company") appointed Daniel M. Leonard and Francis K. Ling to the Company's Board of Directors.  Daniel M. Leonard was also appointed to the position of Vice President - Exploration and Development.  In addition to being a director, Francis K. Ling will also be acting as the Company's new Chief Financial Officer.

    From 1982 to the present, Daniel M. Leonard has been a vice-president and Chief Operating Officer of Leonard Brothers Operating Company.  Leonard Brothers is an oil and gas exploration and production company based in Fort Worth, Texas.  During this time, Mr. Leonard's responsibilities included overseeing the production of approximately forty (40) oil and gas wells via contract pumpers, negotiating oil and gas leases and gas purchase contracts, advising working interest owners on work-overs, new wells and plugging, preparing geologic maps and cross-sections, preparing regulatory forms and reviewing monthly joint interest billings and financial reports.

    Francis K. Ling, B.sc., MBA, brings over two decades of banking and financial management experience to Wentworth Energy, which includes public/private financings, M & A, corporate start-ups and restructuring. From 2000 to the present, Ms. Ling has served as the Chief Financial Officer for Dixon Networks Corporation in Delta, British Columbia, Canada from 2000 to the present.  The responsibilities of that position included reporting to the Company Chief Executive Officer and Board of Directors, managing the accounting and administrative departments, dealing with all aspects of financial budgeting, tax planning and financing, and participating in the development of marketing and strategic plans.  From 1991 to 2000, Mr. Ling served as Manager of Commercial Services for Toronto Dominion Bank.  From 1990 to 1991, MR. Ling was a director and Vice-President of Finance for Canmax Properties Corporation.  Mr. Ling has also provided consulting services to small and medium cap enterprises.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2005

WENTWORTH ENERGY, INC.

/s/ Gordon McDougall

     Gordon McDougall,

     President